UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 19, 2020
XILINX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-18548	77-0188631
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 Logic Drive
San Jose, California 95124
(Address of principal executive offices, Zip code)
(408) 559-7778
(Registrant’s telephone number, including area code)
(Not Applicable)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common stock, $0.01 par value	XLNX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of Securities Act of 1933 (230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2).
☐Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.    Entry into a Material Definitive Agreement.
Indenture
On May 19, 2020 (the “Closing Date”), Xilinx, Inc. (the “Company”) closed its previously announced public offering of $750,000,000 aggregate principal amount of the Company’s 2.375% Senior Notes due 2030 (the “Notes”). The terms of the Notes are governed by an Indenture, dated as of the Closing Date (the “Base Indenture”), by and between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the Closing Date (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee. As used in the following description, capitalized terms not otherwise defined herein will have the meanings assigned to them in the Indenture.
The Notes mature on June 1, 2030 and bear interest at a rate of 2.375% per year. Interest on the Notes is payable on June 1 and December 1 of each year, beginning on December 1, 2020. The Notes are the Company’s general unsecured senior obligations.
Prior to March 1, 2030 (three months prior to the maturity date (such date, the “Par Call Date”)), the Notes are redeemable, in whole, at any time, or in part, from time to time, at the Company’s option, for cash, at a redemption price, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, equal to the greater of (1) 100% of the aggregate principal amount thereof and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if the Notes matured on the Par Call Date, including accrued and unpaid interest to, but not including, the redemption date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points. On or after the Par Call Date, the Notes are redeemable, in whole, at any time, or in part, from time to time, at the Company’s option, for cash at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes, each holder of Notes will have the right to require the Company to repurchase all or a portion of such holder’s Notes, for cash, at a repurchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the amount repurchased to, but excluding, the date of repurchase.
The Indenture contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) create liens securing debt on certain of its assets; (ii) enter into certain sale and leaseback transactions; and (iii) in the case of the Company, consolidate with or merge into another person or sell, convey or lease all or substantially all of the Company’s assets to any other person, in each case as set forth in the Indenture. These covenants are, however, subject to a number of important limitations and exceptions.
The Indenture also contains customary event of default provisions including, among others, the following: (i) default in the payment of principal of, or premium, if any, on any Note when due and payable; (ii) default in the payment of any interest on any Note when it becomes due and payable, and continuance of that default for a period of 30 days; (iii) failure to make a Change of Control Payment when due and payable in accordance with the terms of the Indenture; (iv) default in the performance or breach of any other covenant by the Company in the Indenture (other than a covenant that has been included in the Indenture solely for the benefit of a series of debt securities other than the Notes), which default continues uncured for a period of 90 days; and (v) certain events of bankruptcy, insolvency or reorganization of the Company.
The offering of the Notes was registered under the Securities Act of 1933, as amended, pursuant to the Company’s shelf registration statement on Form S-3, which became automatically effective upon filing with Securities and Exchange Commission on May 8, 2020 (File No. 333-238120).
The above description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Base Indenture, attached as Exhibit 4.1 hereto, and the First Supplemental Indenture (including the Form of Note included therein), attached as Exhibit 4.2 hereto and referenced as Exhibit 4.3 hereto, each of which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d)Exhibits:

Exhibit No.	Description
4.1	Indenture, dated as of May 19, 2020, by and between the Company and U.S. Bank National Association.
4.2	First Supplemental Indenture, dated as of May 19, 2020, by and between the Company and U.S. Bank National Association.
4.3	Form of Note (included in Exhibit 4.2)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:    May 19, 2020

Xilinx, Inc.

By:	/s/ Brice Hill
Brice Hill
Executive Vice President and
Chief Financial Officer